Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119273 and 333-135558 on Form S-8 of our reports dated February 26, 2010 relating to the consolidated financial statements and consolidated financial statement schedule of Bucyrus International, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in this Annual Report on Form 10-K of Bucyrus International, Inc. for the year ended December 31, 2009.

/s/Deloitte & Touche LLP

Milwaukee, Wisconsin

February 26, 2010